Hoku and Tianwei Announce Closing of Financing

HONOLULU, HI and CHENGDU, CHINA, December 23, 2009  -- Hoku Scientific, Inc. (NASDAQ: HOKU), a diversified, clean energy company with headquarters in Honolulu, and Tianwei New Energy Holdings Co., Ltd., a leading provider of silicon wafers, photovoltaic (PV) cells, modules and systems, today announced the closing of Tianwei’s majority investment in Hoku.

Hoku issued to Tianwei 33,379,287 newly-issued shares of its common stock, representing 60% of Hoku's fully-diluted outstanding shares, and granted to Tianwei a warrant to purchase an additional 10 million shares of Hoku's common stock at a price per share equal to $2.52.  In exchange for the shares of common stock, Tianwei has cancelled $50 million of indebtedness that Hoku would be obligated to repay to Tianwei under certain polysilicon supply agreements, and Tianwei is loaning Hoku $50 million through China Construction Bank, as agent.  Tianwei has also committed to assist Hoku in obtaining additional financing that may be required by Hoku to construct and operate its Pocatello facility.

Hoku confirmed that it has issued orders to resume full scale plant construction, and the shipment of equipment that had been placed on hold pending Hoku’s receipt of financing.

“We are extremely pleased to have closed our financing with Tianwei," said Dustin Shindo, chairman and chief executive officer of Hoku. "With our near-term liquidity crisis behind us, we can now focus on the execution of our polysilicon and PV systems installation business strategies," said Mr. Shindo.  “We feel that Tianwei is the right strategic shareholder for Hoku’s long-term growth.”

"A strong relationship with Hoku is very important for us," said Mr. Qiang Ding, Chairman of Tianwei Group. "We are excited by the long-term opportunity we have to grow a vertically-integrated PV business together with Hoku on a global scale."

About Hoku Scientific, Inc.

Hoku Scientific, Inc. (NASDAQ: HOKU) is a diversified, clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar is a provider of turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokucorp.com

Hoku(R), Hoku Scientific(R) and Hoku Solar(R) are registered trademarks, and Hoku Fuel Cells(TM) is a trademark of Hoku Scientific, Inc. Hoku Materials(TM) is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

About Tianwei New Energy Holdings Co., Ltd. and Baoding Tianwei Group Co., Ltd.

Tianwei New Energy Holdings Co., Ltd. is based in Chengdu, China, and has total combined assets of approximately 2.7 billion Yuan (US$ 400 million). The Company is a subsidiary of Baoding Tianwei Group Co., Ltd ("Tianwei Group"), a leading Chinese manufacturer of power transmission equipment and green energy products. As of December 31, 2008, Tianwei Group had 8,000 employees, total combined assets of approximately 18.5 billion Yuan (US$ 2.7 billion), annual revenue in 2008 of approximately 11.2 billion Yuan (US$ 1.6 billion), and net profits of 1.22 billion Yuan (US$ 179 million).

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Scientific's (including Hoku Materials) ability to secure additional debt financing necessary to complete its planned polysilicon production facility in Pocatello, Idaho; Hoku Scientific's ability to raise additional cash to provide the Company with sufficient liquidity to continue as a going concern; Hoku Scientific's (including Hoku Materials) future financial performance; Hoku Scientific's (including Hoku Materials) business strategy and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's filings with the Securities and Exchange Commission, as applicable. Except as required by law, Hoku Scientific does not assume any obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contacts for Hoku Scientific:

Hoku Scientific
Tel: 808-682-7800
Email: ir@hokucorp.com

Contacts for Tianwei:

Mr. Lijun Qin
Tianwei New Energy Holdings Co., Ltd.
Tel: +86-028-6705-0188
Email: qinlijun@twnesolar.com